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                                                                   EXHIBIT 10.14

SUPPLEMENTAL UNFUNDED PENSION PLAN

BACKGROUND

On 1st June 1989, the Government introduced a 'cap' on all new (but not existing) pension members, above which, tax relief would not be granted to either an employee or an employer. Originally, it was set at a salary level of (pound)70,000 pa: with reviews, this is now (pound)87,600 pa. (6th April 1998)

Concurrently, all approved Plans were constrained in the benefits that could be offered to members, having to restrict pensions, and associated benefits, to the level of the 'cap'.

This placed those concerned at a disadvantage compared to other, uncapped staff, and affected the Company's ability to attract senior people, particularly those over, say, 40 years of age.

Accordingly, the Company proposes to introduce a supplementary, 'top-up' scheme effective 1st April 1998, for those in certain nominated positions, to ensure, as far as possible, that they receive benefits similar to those they would receive if not affected, in accordance with the Company's original intention.

THE SUPPLEMENTAL PLAN.

The Company has established a Book Reserve Plan, from which to augment the benefits of designated executives affected by the 'cap'.

THE SCHEME

The Company will identify those individuals concerned (approved by the President, Hertz International, the Vice President, Human Resources, Hertz Europe, the Senior Vice President, Employee Relations, The Hertz Corporation, and the Directors of the Principal Company), and, after consultation with, and receiving calculations from the Plan Actuary, accrue such sums as are necessary on an individual basis, to top-up the pension payable from the Hertz (UK) 1972 Pension Plan to the benefit that would have been received if the individual had not been subject to the 'cap'.

The pension payable to each individual will be subject to the maximum allowed from all sources (the occupational pension plans of previous employers, from private pension plan membership, from current and previous AVC or FSAVC contributions, and payments from the State provisions of any other country, etc., etc.)

However, it is not the intention of the Company to enhance the benefit to compensate for previous membership of less generous schemes.

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ELIGIBILITY

-Eligibility for the Supplemental Unfunded Pension Plan will be restricted to those who :-

      a     Are senior Vice Presidents or equivalent

      b Have been Members of the Hertz (UK) 1972 Pension Plan for a minimum of 2 years

      c     Are members of the Senior Executive (30ths) Pension Plan

      or

      d     Are senior Vice Presidents or equivalent

      e Have transferred into the UK from wholly owned subsidiaries, and who, had they been employed in positions of similar seniority in the UK, could have been expected to have been in the Hertz (UK) Pension Plan for 2 years, and to have been invited into the Senior Executive (30ths) Pension Plan.

INITIAL POTENTIAL MEMBERSHIP

Subject to satisfying all the criteria above, the following positions were identified as eligible:-

            President, HEL
            Vice President, Finance and Administration
            Vice President, Marketing & Sales
            Vice President, Human Resources
            Vice President, Fleet and Maintenance
            Vice President, Regional Operation
            Director, Legal Affairs, HEL
            General Manager, Hertz (UK) Limited
            General Manager, European Leasing

MEMBERSIP

All nominees in the the above named positions as well as potential additional positions must have the prior approval of the Senior Vice President, Employee Relations of the Hertz Corporation and the subsequent approval of the Directors of the Principal Company. All such approvals shall be confirmed in writing.

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CONTRIBUTIONS - EMPLOYEES

The employees contribution will be 5% of full Basic Salary as at the commencement of the Scheme Year (currently 6th April) less the Lower Earnings Level (LEL) at that date.

Note: The level of contribution is not affected immediately by 'the cap', as under Inland Revenue regulations, the maximum permissible Employee Contribution is 15% of the 'cap': as the Employee Contributions under the Hertz Plan are only 5%, contributions on full salary can be made on up to a salary equal to three times 'the cap', plus the LEL (ie, 3 x (pound)87,600 + (pound)3,328 = (pound)266,128 pa, April 1st 1998)

            However, it should also be noted that this will affect the maximum additional amount that the employee may pay in the form of AVC's or FSAVC's, as the maximum 15% of 'the cap' applies to the TOTAL of the contributions whether to an occupational pension plan or an AVC, or an FSAVC scheme

CONTRIBUTIONS - EMPLOYER

The Company Contributions will be at the same percentage as applies to all other Pension Plan Members, to the maximum of the 'cap', payable into the UK (1972) Pension Plan.

Additionally, such annual sum as may be calculated by the Plan Actuary as necessary to provide the supplementary benefit payable for that person, as described below.

This latter sum will be transferred into a 'book reserve' held by the Principal Company.

BENEFITS (TO BE READ IN CONJUNCTION WITH THE PENSION PLAN BOOKLET)

PENSION

The 'book reserve' described above will be used to supplement the 'capped' pension payable by the Plan.

The supplement will enhance the pension payable from the Approved Plan to that which would have been received for the same period of membership in the Senior Executive Pension Plan if one had not been 'capped'.

The payments from the 'book reserve' will be made to the Trustees of the Hertz
(UK) 1972 Pension Plan, for onward transmission to the individual, together with the Plan Benefits.

This pension will be subject to the maximum permissible from all sources (including occupational pension plans of previous employers, from private pension plan membership, from current and previous AVC or FSAVC contributions, payments from the State provisions of any other country, etc., etc.)

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CASH COMMUTATION OF PENSION

The commutation of pension for a cash lump sum is only permitted by the Inland Revenue from an Approved Plan, and the normal maxima apply.

Thus, the maximum cash lump sum that may be taken is 2.25 times the Pension resulting from the Hertz (UK) 1972 Pension Plan before the taking of any lump sum.

DEATH IN SERVICE BENEFIT

Death in Service benefit is a provision associated with the Plan, under Inland Revenue regulations: therefore, it is subject to 'the cap'.

Accordingly, in addition to the above, the Employer will insure the individual for that sum necessary to allow payment to the beneficiary of the individual a Death in Service Benefit that would have been received had they not been subject to 'the cap'.

This sum will be paid into a Trust, that is required by law to be separate from the Pension Plan.

Note: The cost of this additional insurance is a Taxable Benefit, payable by the individual, (but paying tax in this way avoids it becoming payable on payment of the Death in Service benefit, as would be the case if the individual does not pay tax).

            If the individual does not wish to incur this additional tax liability, this additional benefit may be declined (in which case a Death in Service benefit of four times 'the cap' will be paid ), but, the Trustees will require the individual to sign a statement confirming this decision, and that their dependants have been informed of it.

            Also, the provision of such cover is subject to acceptance by the insurance company after medical evidence has been received: in the event of the cover not being accepted by the insurance supplier, the Company accepts no liability for any Death in Service Benefit over and above that provided by the Approved Pension Plan.

LONG TERM DISABILITY PLAN

In the event of a person being seriously disabled through illness or injury, they will be eligible to claim this benefit under the same conditions as apply for membership of the Hertz (UK) 1972 Pension Plan, but based on the uncapped salary. As with the main Plan, this is conditional upon the individual having been accepted for cover by the Company appointed supplier, an insurance company, and the disability being accepted by that supplier, also.

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BENEFITS ON LEAVING COMPANY EMPLOYMENT BEFORE RETIREMENT.

For those leaving the employment of the Company before retirement, only those benefits accruing from the Hertz (UK) 1972 Pension Plan will apply, no benefit accruing from the Supplemental Plan, either regarding rights concerning Deferred Pensions or Transferable Benefits.

However, at the entire discretion of the Company, consideration may be given to those whose employment is being terminated due to ill health, or redundancy. In such cases, individuals identified as being worthy of consideration must be approved by the Vice President, Human Resource, HEL, and the Senior Vice President, Employee Relations, The Hertz Corporation, and then approved by the Directors of the Principal Company, in writing.

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